Exhibit 10.1

April 1, 2016

Ayesha Zafar

Dear Ayesha,

Congratulations! I am pleased to confirm the offer of employment as Senior Vice President Group Controller for Coty Inc. commencing on or about April 18, 2016 (the “Employment Date”). This position reports to Patrice de Talhouet, Executive Vice President/Chief Financial Officer Coty Inc.

The details of our offer are as follows:

Starting Date:	We anticipate that your employment will start on or around April 18, 2016. Your actual start date will be the “Effective Date”.
The exact timing of your effective date is subject to a valid work permit to enable you to be eligible to work in the United States.

Compensation:	You will receive an annual base salary of 375,000.00 USD, which will be paid according to the local payroll practices. All taxable payments to you will be subject to applicable withholding taxes.

Benefits:
As a Coty employee you will be eligible to participate in Coty’s benefit programs, subject to the terms and conditions of each plan and your employment will be subject to Coty’s policies. Summaries of the plans, as well as the necessary enrollment and new hire forms, will be sent to you via mail from our Coty Benefits Center within the first 3 weeks of employment. Included in this information is your PIN number which you can use to elect benefit contributions via the internet or phone. Once complete, all benefit elections will be retroactive to your start date.

APP Bonus:
You will be eligible to participate in the APP bonus plan for FY16 with a target of 40% of your base salary. This bonus is dependent on meeting company financial performance objectives and is subject to the terms and conditions of the APP bonus plan. For FY16 your APP bonus will be prorated to reflect the duration of your employment during that fiscal year.

LTIP:
You will be recommended to participate in the Long Term Incentive Plan (LTIP). These Restricted Share Units (RSU’s) are generally awarded annually and cliff vest after five (5) years from the date of grant. Coty’s annual grant cycle usually occurs in October of each year. Your eligibility for a RSU grant will be based on several factors including your level within the organization, company and personal performance. All equity grants are subject to review and approval by Coty’s Board of Directors. This grant will be contingent on approval of the Coty Board of Directors and you signing a Confidentiality and Non-compete agreement attached to this letter. You will also be eligible to participate in Coty’s Elite Program. Information regarding this program is under separate cover.

Vacation:
You will be eligible for 4 weeks (20 business days) of vacation annually. You are also eligible for an additional paid week of vacation between Christmas and New Year’s when the office is closed and for 7 Summer Fridays between the Memorial Day and Labor Day holidays.

Please be aware that neither this letter, nor any other document, confers any contractual right, either express or implied, to remain employed by Coty for any fixed period of time, nor does it guarantee any fixed terms or conditions of employment. While we hope that your employment with Coty will be mutually beneficial, please understand that you are an at-will employee, which means that both you and Coty have the right to terminate your employment at any time, with or without notice or cause. Although your job duties, title, compensation and benefits, as well as Coty’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by an express written agreement signed by you and a duly authorized officer of Coty. This offer letter constitutes the entire understanding between you and Coty, and supersedes any previous agreements and understandings, whether oral or written, regarding your offer of employment by Coty. You acknowledge and agree that you have not relied on any representations or statements, whether oral or written, regarding your employment with Coty, other than as contained in this offer letter.

This offer is contingent upon you not being subject to any limitation, obligation or agreement that would preclude your full-time employment with Coty or in any way restrict your ability to perform your duties as a Coty employee on the Employment Date. You will be required to sign a Confidentiality Agreement as a condition of employment. This offer is also contingent on your confirmation that you are not bound by any non-competition restrictions or other understanding preventing you from entering into this Agreement.

Please also note that this offer is contingent upon your satisfying our reference and background check requirement, including prior employment and education verification. This offer is also contingent upon your not being subject to any limitation, obligation or agreement that would preclude your full-time employment with Coty or in any way restrict your ability to perform your duties as a Coty employee on the Employment Date as well as it is subject to a valid work permit to enable you to be eligible to work in the United States.

We are very enthusiastic about your joining Coty and we look forward to working with you! Please return a signed copy of this offer letter by April 8, 2016 to John Annunziata at Coty Inc., 350 Fifth Ave., 19th floor, New York, New York, 10018 or via email at john_annunziata@cotyinc.com.

If you have any questions, please feel free to contact John Annunziata in the Human Resources department at (212) 389-7448.

Sincerely,	Accepted:	/s/Ayesha Zafar
/s/Patrice de Talhouët	Date:	4/4/2016
Patrice de Talhouët
Executive Vice President/Chief Financial Officer

Cc: John Annunziata